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                                                                    EXHIBIT 11.4

                           EDUCATIONAL MEDICAL, INC.

          COMPUTATION OF HISTORICAL SUPPLEMENTAL NET INCOME PER SHARE

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                                                                                   YEAR ENDED
                                                                                 MARCH 31, 1996
                                                                                 --------------
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Primary and fully diluted:
  Weighted average common stock and common stock equivalents outstanding during
     the period(2).............................................................     4,723,400
  Effect of common stock equivalents issued subsequent to August 7, 1995 computed in accordance with the treasury stock method as required by the
     SEC(1)....................................................................        79,834
                                                                                   ----------
          Total................................................................     4,803,234
                                                                                   ==========
Net income.....................................................................    $   79,424
Plus: Reduction in interest expense from repayment of long-term notes payable,
  net of income taxes(2).......................................................       473,593
                                                                                   ----------
Supplemental net income........................................................    $  553,017
                                                                                   ==========
Historical supplemental net income per share of Common Stock(2)................    $      .12
                                                                                   ==========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
    Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.
(2) Historical supplemental net income per share reflects the number of shares of common stock issued upon consummation of the initial public offering used to repay $4.9 million in current and long-term debt as if such issuance had occurred at the beginning of fiscal 1996, the period immediately preceding the initial public offering (or date of issuance of notes payable, if later)
    and the related reduction in interest expense.